Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated December 11, 2015 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Key Technology, Inc. and subsidiaries on Form 10-K for the year ended September 30, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Key Technology, Inc. on Forms S-8 (File Nos. 33-71108, effective November 1, 1993; 333-2396, effective March 15, 1996; 333-128512, effective September 23, 2005; 333-50130, effective September 11, 2007; 333-152506, effective July 24, 2008; 333-176384, effective August 18, 2011; and 333-194235, effective February 28, 2014).
/s/ GRANT THORNTON LLP

Seattle, Washington
December 11, 2015